EXHIBIT 10.18

May 10, 2000

Sanjay Adkar

Dear Mr. Adkar:

We believe that the NeoMagic Corporation is a special place to work.  We strive to recruit only the highest quality people.  It is in this context that we are pleased to invite you to become a member of the NeoMagic executive team.  I am pleased to confirm my offer to you for the position of Vice President of Corporate Engineering reporting to me.  Your starting base salary will be $8,847.00 biweekly, which is approximately $230,000 annualized.

You will also receive a hiring bonus of $250,000, which you will receive with your first regular paycheck. Should you voluntarily terminate your employment prior to the expiration of a twenty four (24) month period from your employment date, the hiring bonus shall be repaid to the Company pursuant to the attached Hiring Bonus Agreement.

We will recommend to the NeoMagic Board of Directors that you be granted an option to purchase 400,000 shares of the Company’s Common Stock.  We will guarantee a gain of $8.00 per share for the first 150,000 that are vested.  Upon completion of one year of service 100,000 shares (25%) will vest.  An additional 8,333 shares will vest for each additional month of service for the following 36 months.

In addition, NeoMagic will provide you with a $600,000 loan on July 1, 2000 and a $600,000 loan on July 1, 2001.  These loans will bear the lowest interest rate permissible under applicable Internal Revenue Service “Safe Harbor” interest regulations and interest will be payable annually. In addition, you will be required to execute a full-recourse note.  These loans will each be for a period of four years from the date of loan execution and shall be re-paid from the proceeds of the sale of the stock option guarantee as detailed above.  If you should be involuntary terminated for any reason other than cause NeoMagic will fully forgive any remaining loan balance including interest as of your date of termination. However, forgiving the loan payment and hiring bonus payment shall be conditioned upon your signing a Severance Agreement, effective as of the date of your termination, which shall include a general release in favor of NeoMagic.  If you should voluntary terminate your employment with NeoMagic or be involuntary terminated for cause, any remaining loan balance including accrued interest and hiring bonus would be immediately due and payable on your date termination. You understand and agree that nothing contained in this paragraph shall alter the at-will nature of your employment with NeoMagic.

You will be eligible to participate in all benefit insurance plans immediately upon employment.  The enclosed Employee Benefit Summary outlines the many NeoMagic benefits. The NeoMagic 401 (k) plan includes a 30% match of your contribution up to 6% of your salary. You will accrue 10 hours vacation time per month, totaling 15 days of paid vacation annually.  Your benefit coverage is pursuant to the provisions of the respective plans and policies.  You will receive an “Employee Handbook” with more detailed information on benefits when employment begins.  In addition you will also eligible to participate in the Employee Stock Purchase Plan (ESPP) which is one of the best in the industry.  Meanwhile, if you have any questions about NeoMagic benefits please feel free to call our NeoMagic Benefits Manager at (408) 988-7020, ext. 5255.

As required by law, upon your first day of employment, you will be asked to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with NeoMagic.  This offer is contingent upon you completing a NeoMagic application for employment form and our completion of a background investigation (which is routinely conducted on all new hires).  Since we require all new employees to read and complete the Confidentiality and Inventions Agreement, I have enclosed a copy for you to review prior to your start.

Sanjay, we realize that this is an important decision for you.  We sincerely believe that this offer provides you with an excellent opportunity.  We are confident that NeoMagic will provide you with the personal challenge and growth potential you seek.

This offer of employment will be open until the close of business on Friday, May 19, 2000.  We are looking forward to an affirmative response.  To accept this offer, please sign and date one copy of this offer letter and return it in the enclosed envelope.  The second copy of this offer letter is enclosed for your personal records.

If you have any questions or need additional information, please do not hesitate to call me at (408) 988-7020, Ext. 5204 or Ken Biester, our V.P. of Human Resources at (408) 988-7020, Ext. 5292.   We are excited at the prospect of having you join us at NeoMagic, and we look forward to working with you.

Sincerely yours,
NeoMagic, Corporation

Prakash Agarwal
President and CEO

Acceptance

I am pleased to accept this offer. I will report to work on Monday,		.
(date)

Signature:	Date:
Sanjay Adkar